As filed with the Securities and Exchange Commission on June 26, 2015

Registration No. 333–188464

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
on
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OCWEN FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Florida	6162	65-0039856

(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

1000 Abernathy Road NE, Suite 210

Atlanta, Georgia 30328

(561) 682-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael R. Bourque, Jr.
Executive Vice President and Chief Financial Officer
c/o 1000 Abernathy Road NE, Suite 210

Atlanta, Georgia 30328

(561) 682-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy M. Hayes Executive Vice President and General Counsel c/o 1000 Abernathy Road NE, Suite 210 Atlanta, Georgia 30328 (561) 682-8000	John-Paul Motley, Esq. O’Melveny & Myers LLP 400 South Hope Street Los Angeles, California 90071 (213) 430-6000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Automatic Shelf Registration Statement on Form S-3 (Registration No. 333-188464) of Ocwen Financial Corporation, a Florida corporation (the “Registrant”), which was filed with the Securities and Exchange Commission on May 8, 2013 and became effective on May 9, 2013 (the “Registration Statement”). The Registration Statement was filed with respect to the offer and resale by the selling stockholders named in the prospectus from time to time of 162,000 shares of series A perpetual convertible preferred stock, par value $0.01 per share, with a liquidation preference of $1,000 per share (the “Series A Preferred Stock”) and shares of common stock, par value $0.01 per share, issuable upon the conversion of such shares of Series A Preferred Stock, if and to the extent that such selling stockholders convert their Series A Preferred Stock to shares of common stock of the Registrant. On July 14, 2014, the Registrant entered into a Repurchase Letter Agreement pursuant to which all outstanding shares of the Series A Preferred Stock were converted into common stock and immediately repurchased and canceled.

Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to terminate the effectiveness of such Registration Statement and to deregister all shares of Series A Preferred Stock and common stock registered thereunder that remain unsold as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this post-effective amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on June 26, 2015.

OCWEN FINANCIAL CORPORATION

By:	/s/	Michael R. Bourque, Jr.
Michael R. Bourque, Jr.
Chief Financial Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.